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                                                                     EXHIBIT 4.1


                           CERTIFICATE OF DESIGNATION
                                       OF
                       7 1/4% CONVERTIBLE PREFERRED STOCK
                                       OF
                                 SIX FLAGS, INC.
                                  -------------

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware

                                  -------------

                  SIX FLAGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Company (the "Board") by unanimous written consent, dated as of January 17, 2001:


                  RESOLVED, that pursuant to the authority conferred upon the Board by the provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board hereby creates, from the 500,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"), of the Company, authorized to be issued pursuant to the Certificate, a series of Preferred Stock consisting of 115,000 shares of 7 1/4% Convertible Preferred Stock and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:

                  Section 1. DESIGNATION. (a) The shares of the series will be designated as the 7 1/4% Convertible Preferred Stock (the "Convertible Preferred Stock"). The total number of authorized shares of the Convertible Preferred Stock will be 115,000.

                  (b) Any shares of the Convertible Preferred Stock that at any time have been acquired upon conversion or otherwise acquired by the Company shall, after such conversion or other acquisition, resume the status of authorized and unissued shares of Preferred Stock without designation as to series until such shares are once more designated and issued as part of a particular series by the Board.

                  Section 2. RANK. The shares of Convertible Preferred Stock will rank both as to payment of dividends and distribution of assets upon liquidation, winding up, dissolution, or reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock:
(i) on parity with the Company's 7 1/2% Mandatorily Convertible Preferred Stock and with any class or series of the Company's Capital Stock issued by the Company in the future that by its terms ranks PARI PASSU with the shares of Convertible Preferred Stock (collectively, "Parity Stock"); (ii) junior to all of the Company's existing and future debt obligations; (iii) junior to each other class or series of the Company's Capital Stock other than the Common Stock and any other class or series of the Company's Capital Stock the terms of which provide that that class or series will rank junior to the Convertible Preferred Stock and any other class or series of the Company's Capital Stock the terms of which provide that that class or series will rank on a parity with the Convertible Preferred Stock ("Senior Stock"); (iv) senior to the Common

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                                                                              2


Stock and each class or series of the Company's Capital Stock the terms of which provide that that class or series will rank junior to the Convertible Preferred Stock (collectively "Junior Stock"); PROVIDED, that, the terms "Senior Stock", "Parity Stock" and "Junior Stock" shall include warrants, rights, calls or options exercisable for or convertible into that type of stock.

                  Section 3. DIVIDENDS. (a) The holders of record of the shares of Convertible Preferred Stock shall be entitled to receive from the Company, when, as and if declared by the Board out of funds legally available therefor, cumulative dividends per share ("Preferred Dividends") from the date of the initial issuance of the shares of Convertible Preferred Stock at the rate of 7 1/4% per annum of the Liquidation Preference (as defined in Section 9 hereof) per share of Convertible Preferred Stock, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year or, if any such date is not a business day (as defined in Section 7 hereof), the Preferred Dividend due on such date shall be payable on the next succeeding business day (each such payment date being a "Regular Dividend Payment Date"), subject to upward adjustment pursuant to Section 3(e) hereof. The first dividend period will be from the date of initial issuance of the shares of Convertible Preferred Stock to but excluding May 15, 2001 and will be payable on May 15, 2001. Preferred Dividends shall be payable to holders of record of shares of Convertible Preferred Stock as they appear on the stock register of the Company at the close of business on February 1, May 1, August 1 and November 1 of each year or on a record date which will be fixed by the Board and which will be not more than 60 days and not less than 10 days before the applicable Regular Dividend Payment Date. The right of holders of Convertible Preferred Stock to receive dividend payments is subject to the rights of any holders of shares of Senior Stock or Parity Stock. Preferred Dividends will cease to become payable by us for distribution to holders when dividends cease to accrue on the Convertible Preferred Stock on the Mandatory Redemption Date (as defined in Section 4(k) hereof) or on such other date of their earlier conversion in accordance with
Section 4(a) or 4(f). Preferred Dividends payable on shares of Convertible Preferred Stock for any period less than a full quarterly dividend period (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of Convertible Preferred Stock to the first Regular Dividend Payment Date) will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis (computed as set forth in the immediately preceding sentence) whether or not there are funds of the Company legally available for the payment of such Preferred Dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred Dividends shall cumulate as of the Regular Dividend Payment Date on which they first become payable, but no interest shall accrue on any accumulated but unpaid Preferred Dividends.

                  (b) Preferred Dividends may be paid, at the election of the Company, (i) in cash out of funds legally available therefor, (ii) through the delivery of shares of the Company's common stock, par value $0.025 per share (the "Common Stock"), in accordance with applicable laws or (iii) through any combination of the foregoing. If the Company elects to pay any Preferred Dividend, in whole or in part, by delivery of shares of Common Stock, the Company shall deliver to holders of record of shares of Convertible Preferred Stock on the related record date for such Preferred Dividend payment (determined as set forth in Section 3(a) hereof) a number of shares of Common Stock for each share of Convertible Preferred Stock held thereby determined by dividing the dollar amount of such Preferred Dividend payment which is to be paid per share of Convertible Preferred Stock in shares of Common Stock by an amount (the "Cash Equivalent Amount") equal to 95% of the Average Market Value of the Common Stock. "Average Market Value" of the Common Stock means the arithmetic average of the Current Market Value of the Common Stock for the ten-Trading

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                                                                              3


Day period preceding the related record date for such dividend (the "Dividend Stock Price") (appropriately adjusted in such manner as the Board in good faith deems appropriate to take into account any stock dividend on the Common Stock, or any subdivision, split, combination or reclassification of the Common Stock that occurs, or the ex-dividend date for which occurs, during the period following the first Trading Day in such ten-Trading Day Period and ending on the last full Trading Day immediately preceding the payment of the Preferred Dividend). "Current Market Value" of the Common Stock means the average volume-weighted daily trading price of the Common Stock as reported on the New York Stock Exchange or such other SEC recognized securities exchange or trading system which the Company may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the Trading Day in question. The Dividend Stock Price for any Preferred Dividend which shall be paid, in whole or in part, through the delivery of shares of Common Stock, shall be determined on the related record date for such Preferred Dividend payment. Any portion of a Preferred Dividend that is declared and not paid by the Company through delivery of shares of Common Stock on the related Regular Dividend Payment Date will be paid in cash.

                  (c) The Company will not (i) declare or pay any Preferred Dividend on or (ii) set apart any sum for the payment of Preferred Dividends on, any outstanding shares of Convertible Preferred Stock with respect to any dividend period unless the Company has declared and paid or has declared and set apart a sufficient sum for the payment of all Preferred Dividends on all outstanding Convertible Preferred Stock for all preceding dividend periods.

                  (d) The Company will not:

                  (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or Parity Stock; or

                  (ii) redeem, purchase or otherwise acquire for consideration Junior Stock or Parity Stock through a sinking fund or otherwise, unless the Company has paid or set apart funds for the payment of all accrued and unpaid dividends with respect to the shares of the Convertible Preferred Stock and any Parity Stock at the time those dividends are payable.

As an exception to this Section 3(d), the Company will be able to (a) declare and pay dividends on Junior Stock or Parity Stock which are payable solely in shares of Parity Stock or Junior Stock, in the case of Parity Stock, or Junior Stock, in the case of Junior Stock, or by the increase in the liquidation value of Junior Stock or Parity Stock and (b) redeem, purchase or otherwise acquire Junior Stock or Parity Stock in exchange for consideration consisting of Parity Stock or Junior Stock, in the case of Parity Stock, or Junior Stock, in the case of Junior Stock.

                  (e) In the event of any consolidation, merger, sale, transfer or statutory exchange to which the provisions of Section 11 apply, or in the event of any dividend or distribution to which the provisions of Section 4(h)(ii) or (iii) apply, as a result of which a Reset Transaction (as defined below) has occurred, the dividend rate on the Convertible Preferred Stock shall be increased (but not decreased) to the rate per annum that is the arithmetic average of the rates quoted by two Reference Dealers (as defined in Section 7 hereof) selected by the Company or its successor as the dividend rate that the Convertible Preferred Stock should bear so that the fair market value, expressed in dollars, of a share of Convertible


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Preferred Stock immediately after the public announcement of the related Reset
Transaction, after giving effect to any adjustments pursuant to Section 4(h) hereof, will equal the average Closing Price of a share of Convertible Preferred Stock (it being understood that, in the event any shares of Convertible Preferred Stock are represented by depositary shares, the average Closing Price of the Convertible Preferred Stock shall be determined by reference to the average Closing Price of such depositary shares multiplied by 100) for the 20 Trading Days immediately preceding the date of public announcement of such Reset Transaction.

                  A "Reset Transaction" is any transaction described above whereby the Convertible Preferred Stock is convertible on and after the effective date of such trans action into shares (including those of the Company) which either (i) had a Dividend Yield (as defined in Section 7 hereof) for the four fiscal quarters immediately preceding the public announcement of such transaction which was, or (ii) are issued by an entity (including the Company) that has publicly announced a dividend policy prior to the effective date of such transaction which policy, if implemented, would result in a Dividend Yield on such shares for the next four fiscal quarters which would be, more than 250 basis points higher than the Dividend Yield on the Common Stock for the four fiscal quarters immediately preceding the public announcement of such transaction.

                  (f) Whenever the dividend rate on the Convertible Preferred Stock is increased as provided in Section 3(e), the Company or its successor shall:

                  (i) forthwith compute the increased dividend rate in accordance with Section 3(e) and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Company or its successor setting forth the increased dividend rate, the applicable rates quoted by the two Reference Dealers selected by the Company or its successor for such rate quotes and the arithmetic average of those rate quotes, and the facts requiring such increase and upon which such increase is based, which certificate shall be con clusive, final and binding evidence of the correctness of the increase, and shall file such certificate forthwith with the transfer agent or agents for the shares of Convertible Preferred Stock and any depositary for any shares of Convertible Preferred Stock represented by depositary shares;

                  (ii) make a prompt public announcement stating that the dividend rate on the Convertible Preferred Stock has been increased and setting forth the increased dividend rate; and

                  (iii) mail a notice stating that the dividend rate on the Convertible Preferred Stock has been increased, the facts requiring such increase and upon which such increase is based and setting forth the increased dividend rate to the holders of record of the outstanding shares of the Convertible Preferred Stock, and, in the event any shares of Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, no later than 45 days after the end of the Company's fiscal quarter period during which the Reset Transaction resulting in such increase occurred.

                  Section 4. CONVERSION RIGHTS. (a) Unless previously (i) converted at the option of the holder into Common Stock in accordance with the provisions of Section 4(f), (ii) redeemed in accordance with the provisions of
Section 4(k) or (iii) purchased by the Company in accordance with the provisions of Section 11, on any date (a "Mandatory

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                                                                              5


Conversion Date") on or after February 15, 2004, the Company may at its option cause the Convertible Preferred Stock, in whole or from time to time in part, to be automatically converted into that number of fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined in Section 4(e) below) in effect on the Mandatory Conversion Date. The Company may exercise this conversion right only if the Closing Price of the Common Stock (multiplied by 100) equals or exceeds 120% of the then prevailing Conversion Price (as defined in Section 7) for at least 20 Trading Days in any consecutive 30-day trading period, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the issuance of the press release announcing the mandatory conversion referred to in Section 4(b).

                  (b) To exercise this mandatory conversion, the Company shall issue a press release announcing such mandatory conversion prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 4(a) are met. The Company will give notice of the mandatory conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Convertible Preferred Stock, and, in the event any shares of Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, not more than four business days after the date of the press release announcing the Company's intention to convert the Convertible Preferred Stock. Any Mandatory Conversion Date will be a date selected by the Company which shall be not less than 30 nor more than 60 days after the date on which the Company issues such press release. In addition to any information required by applicable law or regulation, notice of a mandatory conversion shall state, as appropriate, (i) the Mandatory Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock, (iii) the number of shares of Convertible Preferred Stock to be converted (and, if fewer than all of the shares of Convertible Preferred Stock are to be converted the number of shares of Convertible Preferred Stock to be converted from such holder), (iv) the place(s) where the shares of Convertible Preferred Stock are to be surrendered for delivery of shares of Common Stock and (v) that dividends on the Convertible Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

                  (c) On and after a Mandatory Conversion Date, dividends will cease to accrue on converted Convertible Preferred Stock and all rights of holders of such Convertible Preferred Stock will terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof. The dividend payment with respect to the Convertible Preferred Stock called for a mandatory conversion on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share on such record date if such share has been converted after such record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Convertible Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion. The Company may not authorize or make any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Convertible Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid in cash or Common Stock. The Company shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of accrued and unpaid dividends on the Convertible Preferred Stock, if any, or cash in lieu of fractional shares, if any, without interest,

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in exchange for and contingent upon surrender of certificates representing the shares of Convertible Preferred Stock, and the Company may defer the payment of dividends on such shares of Common Stock until, and make such payment contingent upon, the surrender of certificates representing the shares of Convertible Preferred Stock, provided that the Company shall give the holders of the shares of Convertible Preferred Stock such notice of any such actions as the Company deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid, if any, without interest, on such shares of Common Stock subsequent to the Mandatory Conversion Date.

                  (d) In the event of partial mandatory conversions of the Convertible Preferred Stock, the shares of Convertible Preferred Stock to be converted will be determined pro rata or by lot, as determined by the Company; PROVIDED that the Company may convert all shares of Convertible Preferred Stock held by holders of fewer than 100 depositary shares representing of Convertible Preferred Stock (or by holders that would hold fewer than 100 depositary shares representing shares of Convertible Preferred Stock of Convertible Preferred Stock following such conversion) prior to the Company's conversion of other shares of Convertible Preferred Stock.

                  (e) The "Conversion Rate" is equal to (i) the Liquidation Preference divided by (ii) the Conversion Price (as defined in Section 7 hereof).

                  (f) Shares of Convertible Preferred Stock are convertible, in whole or in part, at the option of the holders thereof ("Optional Conversion"), at any time and from time to time prior to August 15, 2009, into fully paid and nonassessable shares of Common Stock at the Conversion Rate. To effect such an Optional Conversion, a holder of depository receipts representing the Convertible Preferred Stock must deliver such receipts representing the Convertible Preferred Stock to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to the Company or in blank (and, if such conversion is to occur after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Regular Dividend Payment Date, payment in cash or shares of Common Stock, or both, as the case may be, in an amount equal to the Preferred Dividend payable on such date), to the depositary or its agent providing for depositary shares representing the Convertible Preferred Stock. A holder who delivers depositary receipts evidencing the Convertible Preferred Stock to the depositary on a record date for any payment of declared dividends for conversion on the succeeding Regular Dividend Payment Date will not be required to include payment of the dividend payable on such date upon delivery of such depositary receipts. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Conversion Price in effect at such time or such date.

                  (g) If a holder of Convertible Preferred Stock exercises conversion rights pursuant to Section 4(f) upon delivery of shares for conversion, dividends will cease to accrue on the Convertible Preferred Stock as of the end of the day immediately preceding the date of conversion, but the holder will continue to be entitled to receive all accrued dividends which such holder is entitled to receive through the last preceding Regular Dividend Payment Date. Any accrued and unpaid dividends will be payable by the Company as and when those dividends are paid to any remaining holders, or, if none, on the date which would have been the next succeeding Regular Dividend Payment Date had there been remaining holders or at a later time when the Company has adequate capital under applicable law to make such payment. However, shares of Convertible Preferred Stock surrendered for Optional Conversion after the


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close of business on a record date for any payment of declared Preferred
Dividends and before the opening of business on the next succeeding Regular Dividend Payment Date must be accompanied by payment in cash or Common Stock, or both, of an amount equal to the Preferred Dividend declared on such shares. Except as provided above, upon any Optional Conversion of shares of Convertible Preferred Stock, the Company shall make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of Convertible Preferred Stock as to which Optional Conversion has been effected or previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

                  If any shares of Convertible Preferred Stock are to be redeemed, the right to convert those shares will terminate at the close of business on the business day immediately preceding the date fixed for redemption unless the Company defaults in payment of the redemption price.

                  (h) The Conversion Price is subject to adjustment from time to time as provided below in this Section 4(h):

                  (i) If the Company shall, at any time or from time to time after the issuance date of the Convertible Preferred Stock (a) pay a dividend in Common Stock to holders of Common Stock, (b) make a distribution in shares of Common Stock to holders of Common Stock, (c) subdivide or split the outstanding shares of Common Stock, (d) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (e) issue by reclassification of the shares of Common Stock any shares of the Company's Capital Stock, then the Conversion Price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion will be entitled to receive the number of shares of Common Stock or of the Company's other securities which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of Convertible Preferred Stock been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

                  (ii) For purposes of this Section 4(h)(ii) and Section 4(h)(iii), "Current Market Price" means the average of the daily Closing Prices for the five consecutive Trading Days selected by the Board beginning not more than 20 Trading Days before, and ending not later than the later of the date of the applicable event described in this Section 4(h)(ii) and the date immediately preceding the record date fixed in connection with that event. In case the Company issues to all holders of Common Stock rights or warrants expiring within 45 days entitling those holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive those rights or warrants will be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the sum of the number of shares of Common Stock outstanding at the close of business on that record date and the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Current Market Price and the denominator of which is the sum of the number of shares of Common Stock outstanding at the close of business on that record date and the number of additional shares of Common Stock so offered


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                                                                              8


         for subscription or purchase. For purposes of this Section 4(h)(ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of Common Stock will be deemed to be the issuance of rights or warrants to purchase shares of Common Stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of Common Stock. This adjustment will be made successively whenever any such event occurs.

                  (iii) If the Company distributes to all holders of Common Stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of Capital Stock of any class or series, other securities, cash or assets, other than Common Stock, rights or warrants referred to in Section 4(h)(ii) above or a dividend, payable exclusively in cash and other than as a result of a fundamental change described in Section 4(h)(iv) below, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the Current Market Price on that record date less the fair market value, as determined by the Board, whose determination in good faith will be conclusive, of the portion of those evidences of indebtedness, shares of Capital Stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. This adjustment will be made successively whenever any such event occurs. In respect of a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit (a "spin-off") the adjustment to the Conversion Price under this Section 4(h)(iii) will occur at the earlier of (i) 20 Trading Days after the effective date of the spin-off and (ii) the initial public offering of securities pertaining to the subsidiary or other business unit to which the spin-off relates, if that initial public offering is effected simultaneously with the spin-off. For purposes of a spin-off, the "fair market value" of the securities to be distributed to holders of Common Stock means the average of the daily Closing Prices of those securities for the five consecutive Trading Days selected by the Board beginning on the first day of trading of those securities after the effectiveness of the spin-off and ending not later than 20 Trading Days after effectiveness of the spin-off. Also, for purposes of a spin-off, the "Current Market Price" of Common Stock means the average of the daily Closing Prices of the Common Stock for the same five consecutive Trading Days in determining the fair market value of the securities being distributed in the spin- off. If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the "fair market value" of the securities being distributed in the spin-off means the initial public offering price, while the "Current Market Price" of Common Stock means the Closing Price of the Common Stock on the Trading Day on which the initial public offering price of the securities being distributed in the spin-off is determined.

                  (iv) For purposes of this Section 4(h)(iv), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of Common Stock are converted into or exchanged for stock, other securities, cash or assets. If a fundamental change occurs, the holder of each share of Convertible Preferred Stock outstanding immediately before that fundamental change occurred will have the right upon any subsequent conversion to


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                                                                              9


         receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that holder would have received if that share had been converted immediately prior to the fundamental change. The Company will not, however, be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the Conversion Price by at least 1%, that change in the Conversion Price will be given effect. In the event that, at any time as a result of the provisions of this section 4(h)(iv), the holder of Convertible Preferred Stock upon subsequent conversion becomes entitled to receive any shares of the Company's Capital Stock other than Common Stock, the number of those other shares so receivable upon conversion of the Convertible Preferred Stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 4(h)(iv). There will be no adjustment to the Conversion Price in case of the issuance of any shares of the Company's stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this Section 4(h)(iv). In any case in which this Section 4(h)(iv) requires that an adjustment as a result of any event becomes effective from and after a record date, the Company may elect to defer until after the occurrence of that event (a) issuing to the holder of any shares of Convertible Preferred Stock converted after that record date and before the occurrence of that event the additional shares of Common Stock issuable upon that conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of Common Stock. If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and after this, and before the distribution to the Company's shareholders, legally abandons its plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of Common Stock issuable upon conversion of Convertible Preferred Stock or in the Conversion Price then in effect will be required by reason of the taking of that record. The Board will have the power to resolve any ambiguity or correct any error in this section 4(h)(iv), and its action in so doing will be final and conclusive.

                  (v) Anything in Section 4 notwithstanding, the Company shall be entitled (but shall not be required) to make such adjustments in the Conversion Price in addition to those set forth by this Section 4(h), as the Company, in its sole discretion, shall determine to be advisable, in order that any stock dividend, sub division or split of stock, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, or any successor provision) hereafter made by the Company to its stockholders will not be taxable in whole or in part.

                  (vi) Prior to taking any action that could result in adjustment affecting the Conversion Price such that the imputed Conversion Price for shares of Common Stock issued upon Mandatory Conversion or upon Optional Conversion would be below the then par value of the Common Stock (multiplied by 100), the Company shall take any corporate action which may, in the opinion of the Board, be necessary in order that the

         Company may validly and legally issue fully paid and nonassessable shares of Common Stock using the Conversion Price as so adjusted.

                  (i) Whenever the Conversion Price is adjusted as provided in
Section 4(h), the Company shall:

                  (i) prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Company setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent or agents for the shares of Convertible Preferred Stock and any depositary for any shares of Convertible Preferred Stock represented by depositary shares;

                  (ii) make a prompt public announcement stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price, including, in the event any shares of Convertible Preferred Stock are represented by depositary shares, the adjusted Conversion Price on a per depositary share basis; and

                  (iii) mail a notice stating that the Conversion Price has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Price to the holders of record of the outstanding shares of the Convertible Preferred Stock, and, in the event any shares of Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, no later than 45 days after the end of the Company's fiscal quarter period during which the facts requiring such adjustment occurred.

                  (j) In case, at any time while any of the shares of Convertible Preferred Stock are outstanding,

                  (i) the Company shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends, or

                  (ii) the Company shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants, or

                  (iii) the Company shall authorize any reclassification of the Common Stock (other than a subdivision, split or combination thereof) or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required (except for a merger of the Company into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Company to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Company other than changes resulting from differences in the corporate statutes of the state the Company was then domiciled in and the new state of domicile), or of the sale or transfer of all or substantially all the assets of the Company (except to one or more wholly owned subsidiaries), then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Convertible Preferred

         Stock, and shall cause to be mailed to the holders of shares of Convertible Preferred Stock at their last addresses as they shall appear on the stock register, and, in the event any shares of Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, at least 10 business days before the date specified in clause (A) or (B) below (or the earlier of such specified dates, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, or issuance of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or issuance of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by this subsection (k) or any defect therein shall not affect the legality or validity of any such dividend, distribution, issuance of any right or warrant or other action.

                  (k) On August 15, 2009 (the "Mandatory Redemption Date"), the Company will be obligated to redeem for cash all outstanding shares of Convertible Preferred Stock not previously converted, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to the registered address of each holder of Convertible Preferred Stock, and, in the event that any shares of Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, at 100% of the Liquidation Preference per share, plus accumulated and unpaid dividends to the date of such redemption.

                  5. NO FRACTIONAL SHARES. (a) No fractional shares of Common Stock shall be issued upon the conversion of any shares of the Convertible Preferred Stock, upon repurchase of the Convertible Preferred Stock pursuant to a Change in Control (as defined in Section 11) or in connection with the payment of dividends. In lieu of any fractional shares otherwise deliverable in respect of shares of Convertible Preferred Stock of any holder, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined (a) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion or the Regular Dividend Payment Date in the case of dividends paid on Common Stock or, (b) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder or the date of purchase, in the case of a Change in Control. At any time that any shares of Convertible Preferred Stock are represented by depositary shares pursuant to a depositary agreement with the Company, the Company may treat each holder of such depositary shares as a holder of the number (including fractions) of shares of Convertible Preferred Stock represented by the depositary shares of such holder for the purposes of computing the fractional shares of Common Stock otherwise issuable in respect of the conversion or repurchase of any shares of Convertible Preferred Stock or the payment of any dividend. If more than one depositary receipt evidencing shares of Convertible Preferred Stock is surrendered for conversion or tendered for purchase at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion thereof or upon repurchase will be computed on a basis of the aggregate number of depositary receipts evidencing shares of Convertible Preferred Stock so converted or tendered. If more than one depositary receipt evidencing Shares of Convertible Preferred Stock is held by a holder for purposes of determining the amount of dividends such holder is entitled to receive the number of shares of Common Stock issuable as such dividend will be computed on a basis of the aggregate number of depositary receipts evidencing shares so held.

                  On the Mandatory Conversion Date or the date the Company purchases any Convertible Preferred Stock upon a Change in Control, the fractional share of Common Stock that any holder of Convertible Preferred Stock would otherwise be entitled to receive shall be determined by adding all the fractional shares such holder would otherwise be entitled to receive on the mandatory conversion or purchase of all Convertible Preferred Stock held by such holder and on the payment of the regular quarterly dividend on all Convertible Preferred Stock held by such holder. On that date, the Company may, at its option, deliver any resulting whole number of shares in shares of Common Stock and the resulting fraction in cash.

                  In the event that (i) mandatory conversion of Convertible Preferred Stock, (ii) optional conversions of Convertible Preferred Stock, (iii) purchase of Convertible Preferred Stock upon a Change in Control, (iv) depositary's delivery of shares of Common Stock as dividends to the holders of Convertible Preferred Stock or (v) any combination of the foregoing, results in more than one holder of depositary receipts evidencing Convertible Preferred Stock being entitled to cash in lieu of a fractional share on the related date of conversion, purchase or dividend payment, as applicable, the Company will deliver to the holders of Convertible Preferred Stock represented by depositary shares cash in an amount equal to the total amount of cash to which all holders of Convertible Preferred Stock represented by depositary shares are entitled in lieu of fractional shares on such date.

                  (b) If payment in cash in lieu of fractional shares of Common Stock in accordance with the preceding three paragraphs would result in the Company's failure to be in compliance with any debt instrument to which it is a party, the Company shall be entitled to deliver a whole share of Common Stock in lieu of cash to holders of shares of Convertible Preferred Stock (or depositary shares representing shares of Convertible Preferred Stock) entitled to fractional shares of Common Stock (beginning with the holders entitled to the largest fractional shares) until delivery of cash in lieu of fractional shares of Common Stock to the remaining holders would no longer result in the Company's failure to be in compliance with such debt instrument.

                  6. RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive rights, such maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding.

                  7. CERTAIN DEFINITIONS. As used in this Certificate of
Designations:

                  (i) the term "business day" shall mean any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange, Inc. (the "NYSE"), banking institutions or trust companies in New York, New York, are authorized or obligated by law or executive order to close;

                  (ii) the term "Capital Stock" means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  (iii) the term "Closing Price" of any security shall mean on any date of determination (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose;

                  (iv) the term "Continuing Directors" means, as of any date of determination, any member of the Board who: (a) was a member of the Board on April 1, 1998 or June 30, 1999; or (b) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election;

                  (v) the term "Conversion Price" shall mean $2,085.00, subject to adjustment from time to time as set forth in Section 4(h);

                  (vi) the term "Dividend Yield" shall mean, with respect to any security for any period, the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average Closing Price of such security during such period and, if with respect to dividends so proposed to be paid on such security, the Closing Price of such security on the effective date of the related Reset Transaction;

                  (vii) the term "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock);

                  (viii) the term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business);

                  (ix) the term "record date" shall be such date as is from time to time fixed by the Board with respect to the receipt of dividends or the taking of any action or exercise of any voting rights permitted hereby;

                  (x) the term "Reference Dealer" shall mean a dealer engaged in the trading of convertible securities;

                  (xi) the term "Subsidiary" shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% (49% in the case of Walibi, S.A.) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); provided that, notwithstanding the foregoing, each of SFOG A Holdings, SFOG B Holdings, SFOT I Holdings and SFOT II Holdings shall be deemed to be a Subsidiary of the Company for all purposes under this Certificate of Designation so long as (x) the subordinated indemnity agreement and the beneficial share assignment agreement, to each of which the Company is a party, shall each be in full force and effect and no default or event of default shall have occurred thereunder, and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner (or equivalent) of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

                  (xii) the term "Trading Day" shall mean a business day on which the security, the Closing Price of which is being determined,
         (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security; and

                  (xiii) the term "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

                  8. PAYMENT OF TAXES. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Convertible Preferred Stock pursuant to Section 4; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of Convertible Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                  9. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock, the holders of outstanding shares of Convertible Preferred Stock are entitled to receive the sum of $2,500.00 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends thereon to the date of such liquidation, dissolution, winding up or reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of assets of the Company to holders of any class or series of Capital Stock out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, including Common Stock, but after any distributions on any of the Company's indebtedness or shares of Senior Stock. If upon any voluntary or involuntary liquidation, dissolution, winding up of the Company or a reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of Convertible Preferred Stock and all other series of Parity Stock, the holders of shares of Convertible Preferred Stock and of all other series of Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts including accrued and unpaid dividends to which they are entitled. After payment in full of the liquidation preference and all accrued and unpaid dividends to which holders of Convertible Preferred Stock are entitled, holders will not be entitled to any further participation in distribution of our assets. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock (other than the Company's Capital Stock), securities or other consideration, of all or substantially all of the Company's property or assets nor the consolidation, merger or amalgamation of the Company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock.

                  10. VOTING RIGHTS. The holders of shares of Convertible Preferred Stock shall not be entitled to any voting rights, except as required by applicable state law or as described below:

                  (i) The affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting with holders of shares of all other series of Preferred Stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for that purpose, or by written consent in lieu of meeting, will be required to amend, repeal or change any provisions of this Certificate of Designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the Convertible Preferred Stock and any of those securities affected in the same way. With respect to any matter on which the holders are entitled to vote as a separate class, each share of Convertible Preferred Stock is entitled to 100 votes.

                  (ii) If at any time the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding Convertible Preferred Stock and any Parity Stock or Senior Stock having similar voting rights then exercisable, voting separately as a single class without regard to series, will be entitled to elect at the next annual meeting of the Company's shareholders two directors to serve until all dividends accumulated and unpaid on any of those voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising the voting rights described in this subsection (ii), each share of Convertible Preferred Stock is entitled to 100 votes.

The creation, authorization or issuance of any other class or series of the Company's Capital Stock or the increase or decrease in the amount of authorized Capital Stock of any of those classes or series or of the Convertible Preferred Stock, or any increase, decrease or change in the par value of any class or series of Capital Stock, including the Convertible Preferred Stock, will not require the consent of the holders of the Convertible Preferred Stock and will not be deemed to affect adversely, alter or change the powers, preferences and special rights of the Convertible Preferred Stock.

                  11. CHANGE IN CONTROL PUT RIGHT. (a) For purposes of this
Section 11, "Change in Control" of the Company means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii) the first day on which a majority of the members of the Board are not Continuing Directors; or (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" becomes the "beneficial owner" (as such terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of the Company.

                  (b) If a Change in Control occurs, each holder of Convertible Preferred Stock will have the right to require the Company to purchase all or any part of that holder's

Convertible Preferred Stock at a purchase price equal to 100% of the Liquidation Preference, plus all accumulated and unpaid dividends on those shares of Convertible Preferred Stock to the date of purchase. Within 30 days following any Change in Control, the Company will mail a notice to each holder, and in the event any shares of Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, describing the Change in Control and offer to purchase that holder's Convertible Preferred Stock on the date specified in that notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. In connection with a Change in Control, the Company will have the option to pay for shares of Convertible Preferred Stock that have been tendered in shares of Common Stock valued at 95% of the volume-weighted daily trading price for the Common Stock over a 10-day trading period ending one Trading Day prior to the date of purchase; otherwise the Company will pay for tendered shares in cash. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of shares of Convertible Preferred Stock as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this Section 11, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this Section 11. The Company will publicly announce the results of its offer on or as soon as practicable after the payment date for the purchase of the shares of Convertible Preferred Stock in connection with a Change in Control.

                  (c) The rights of the holders of Convertible Preferred Stock described in this Section 11 will be subject to the obligation of the Company to: (i) repay its debt obligations in full under its corporate credit facility; and (ii) repay all of its own and its subsidiaries indebtedness that is tendered for redemption or required to be repaid and outstanding shares of Senior Stock that have been tendered for purchase in connection with a Change in Control. In addition, the right of the holders of Convertible Preferred Stock described in this Section 11 will be subject to the repurchase or repayment of the Company's future indebtedness which the Company is required to repurchase or repay in connection with a Change in Control and the Company's compliance with the restricted payment covenants in its indentures. When the Company has satisfied these obligations, subject to the legal availability of funds for this purpose, it will purchase all shares tendered upon a Change in Control.

                  12. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                  IN WITNESS WHEREOF, the Company, has caused this Certificate of Designation to be signed by Kieran E. Burke, its Chairman and Chief Executive Officer, and attested by James M. Coughlin, its Assistant Secretary, as of this 23 day of January, 2001.

                                  SIX FLAGS, INC.

                                   By ____________________________________
                                      Name:   Kieran E. Burke
                                      Title:  Chairman and Chief Executive
                                              Officer



Attest:

  By____________________________
    Name:   James M. Coughlin
    Title:  Assistant Secretary